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                                                                   Exhibit 10.56


                                    AMENDMENT
                                       TO
                     CONTINGENT PERFORMANCE SHARE AGREEMENT


      This is an amendment, effective as of October 14, 1998, to the RJR Nabisco Holdings Corp. 1990 Long Term Incentive Plan Contingent Performance Share Agreement (the "Agreement") dated December 5, 1995 between RJR Nabisco Holdings Corp., a Delaware corporation ("Holdings") and Steven F. Goldstone ("Executive").

      In order to enable Holdings to maintain effective incentives to the performance of Executive, it is agreed by and between the parties as follows:

      a) The first sentence of Section 2 of the Agreement shall be amended to read as follows:

           For the six-year performance period commencing on December 31, 1995 and ending December 31, 2001 (the "Performance Period"), the Committee has determined that the Performance Objective shall be the following: the average composite closing price of Common Stock of the Company must equal or exceed $43.75 for any period of 30 consecutive calendar days during the Performance Period as reported in the Wall Street Journal for days that Common Stock of the Company is traded on the New York Stock Exchange.

      b) The first sentence of Section 3 of the Agreement shall be amended to read as follows:

           Should the Performance Objective be achieved during the Performance Period either before or after a Change of Control (as defined in the Plan), the Contingent Performance Shares shall vest completely and shall be payable to Grantee, if he is actively employed on December 31, 2001, as soon as practicable after December 31, 2001.

                                    RJR NABISCO HOLDINGS CORP.


                                    By:
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       Steven F. Goldstone